Exhibit 11
                            THERMO ECOTEK CORPORATION

                        Computation Of Earnings Per Share

                                                        Nine            Year
                                  Year Ended        Months Ended       Ended
                            ----------------------  ------------     --------
                            Sept. 28,    Sept. 30,    Sept. 30,      Dec. 31,
                                 1996         1995         1995          1994
   --------------------------------------------------------------------------
   Income:
     Net Income (a)       $17,780,000 $12,540,000   $10,264,000   $ 9,651,000

     Add: Convertible
          debenture
          interest,
          net of tax        1,644,000   1,727,000     1,295,000     1,808,000
                          ----------- -----------   -----------   -----------
   Income applicable
     to common stock
     assuming dilution (b)$19,424,000 $14,267,000   $11,559,000   $11,459,000
                          ----------- -----------   -----------   -----------
   Shares:
     Weighted average
     shares outstanding    23,527,511  21,795,850    22,476,561    19,736,666

     Add: Shares issuable
          from assumed
          exercise of
          options granted
          in last year (as
          determined by
          the application
          of the treasury
          stock method)             -           -             -        86,899

          Shares issuable
          from assumed
          conversion of
          noninterest-
          bearing
          subordinated
          convertible
          debentures        1,445,948           -             -             -

          Shares issuable
          from assumed
          exercise of
          other options (as
          determined by the
          application of
          the treasury
          stock method)       502,649           -             -       294,863
                          ----------- -----------   -----------   -----------
PAGE

                                                                    Exhibit 11
                            THERMO ECOTEK CORPORATION

                  Computation Of Earnings Per Share (continued)


                                                        Nine            Year
                                 Year Ended         Months Ended       Ended
                           -----------------------  ------------     --------

                           Sept. 28,     Sept. 30,    Sept. 30,      Dec. 31,
                                1996          1995         1995          1994
   --------------------------------------------------------------------------
   Weighted average
     shares - primary (c) 25,476,108   21,795,850    22,476,561    20,118,428

     Incremental shares
       issuable from
       assumed exercise
       of other options
       (as determined by
       the application of
       the treasury stock
       method)                22,984      502,002       502,002       259,008

     Shares issuable
       from assumed
       conversion of
       convertible
       debentures         10,815,789   10,815,789    10,815,789    10,815,789
                          ----------  -----------   -----------   -----------
     Weighted average
       shares - fully
       diluted (d)        36,314,881   33,113,641    33,794,352    31,193,225
                          ==========  ===========   ===========   ===========
   Primary Earnings
     per Shares (a) / (c) $      .70  $       .58   $       .46   $       .48
                          ==========  ===========   ===========   ===========
   Fully Diluted Earnings
     per Share (b) / (d)  $      .53  $       .43   $       .34   $       .37
                          ==========  ===========   ===========   ===========